 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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AppFolio, Inc.
50 Castilian Drive
Santa Barbara, California 93117
April 2, 2018
Dear AppFolio Stockholder:
I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of AppFolio, Inc. ("AppFolio"), which will be held on May 18, 2018, at 8:00 a.m. Pacific Daylight Time, at AppFolio’s principal offices located at 50 Castilian Drive, Santa Barbara, California 93117.
Details regarding the Annual Meeting, including the business to be conducted thereat, are more fully described in the accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.
Thank you for your ongoing support of and continued interest in AppFolio. We look forward to seeing you at our Annual Meeting.
Sincerely,
Jason Randall
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT
In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the meeting, please carefully read the accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement and vote your shares as promptly as possible using one of the voting methods described in the Proxy Statement. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save AppFolio expenses associated with additional proxy solicitation.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2018
Notice is hereby given that AppFolio, Inc., or AppFolio, will hold its 2018 Annual Meeting of Stockholders, or the Annual Meeting, on May 18, 2018, at 8:00 a.m. Pacific Daylight Time, at AppFolio’s principal offices located at 50 Castilian Drive, Santa Barbara, California 93117, for the following purposes:

■	To elect two Class III directors to a three-year term to hold office until our 2021 annual meeting of stockholders, or until the date on which their successors are duly elected and qualified;

■	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

■	To transact such other business as may properly be brought before the Annual Meeting, or any adjournment or postponement thereof.
Our Board of Directors recommends that you vote FOR the election of each of the director nominees and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
On or about April 2, 2018, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions for how to access our proxy statement relating to the Annual Meeting, or the Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, or the 2017 Annual Report. As described in the Notice, the Proxy Statement and 2017 Annual Report can be accessed by visiting www.proxyvote.com and using the control number located on the Notice. The Notice also provides instructions on how to vote your shares on the Internet or by telephone, as well as how to receive a paper copy of the Proxy Statement and 2017 Annual Report and vote your shares by mail.
Only stockholders of record at the close of business on March 23, 2018, or the Record Date, are entitled to notice of and to vote at the Annual Meeting. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance to the Annual Meeting. If you are not a stockholder of record, but hold shares through a broker, trustee or other nominee, you must provide proof of beneficial ownership of shares as of the Record Date, such as a brokerage account statement or similar evidence of ownership. Please allow ample time for the admittance process.
By Order of the Board of Directors,

Jason Randall
President and Chief Executive Officer
Santa Barbara, California
April 2, 2018

APPFOLIO, INC.

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2018
GENERAL INFORMATION
Our Board of Directors, or our Board, is soliciting proxies for our 2018 Annual Meeting of Stockholders, or the Annual Meeting, and any adjournment or postponement thereof. The Annual Meeting is being held for the purposes described in this proxy statement, or this Proxy Statement, and the accompanying Notice of 2018 Annual Meeting of Stockholders.
    In this Proxy Statement, the terms “AppFolio,” “we,” “us,” and “our” refer to AppFolio, Inc. and its subsidiaries.
Please carefully review the following, which is intended to provide general information about the Annual Meeting, including the date and location of the Annual Meeting, the quorum requirement, the proposals to be voted upon, the methods available for voting your shares, and the votes required to adopt the proposals. This information is also intended to provide you with the specific information that is required to be provided under the rules and regulations of the Securities and Exchange Commission, or the SEC.
If you have questions about the information provided, or would like to request additional information about the Annual Meeting or the proposals to be voted upon, please see the information under the heading “Request for Additional Information” below.

Date and Time	May 18, 2018
8:00 a.m. Pacific Daylight Time

Location	AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117

Record Date	March 23, 2018

Quorum Requirement
A quorum exists when at least a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote as of the Record Date is present in person or represented by proxy at the Annual Meeting.

Shares Outstanding	15,063,107 shares of Class A Common Stock and 19,055,667 shares of Class B Common Stock outstanding as of the Record Date.

Notice of Internet Availability of Proxy Materials
In accordance with SEC rules and regulations, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, or the 2017 Annual Report, primarily via the Internet. Accordingly, on or about April 2, 2018, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials," or the Notice, that contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals to be voted upon at the Annual Meeting, and how to request paper copies of this Proxy Statement and the 2017 Annual Report. Stockholders may request to receive all future proxy materials from us in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual stockholder meetings.

Proposals to be Voted Upon
Proposal 1 - To elect two Class III directors, Timothy Bliss and Jason Randall, to a three-year term to hold office until our 2021 annual meeting of stockholders, or until the date on which their successors are duly elected and qualified.

Proposal 2 - To ratify the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Voting our Common Stock
Each share of our Class A Common Stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting. Each share of our Class B Common Stock outstanding on the Record Date is entitled to ten votes on any proposal presented at the Annual Meeting.

Votes Required to Adopt Proposals
Proposal 1: Class III directors will be elected by a plurality of the votes of the shares of our Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. This means that the nominees for Class III director who receive the most FOR votes (among votes properly cast in person or represented by proxy) will be elected as directors.

Proposal 2: The ratification of the appointment of PwC requires the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Voting Methods - Stockholders of Record	If you are a stockholder of record, you can vote your shares using any of the following methods:
	(1)	By Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on May 17, 2018 (please have the Notice in hand when you visit the website);
	(2)	By toll-free telephone at 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 17, 2018 (please have the Notice in hand when you call);
	(3)	If you requested to receive a paper copy of the Proxy Statement, by completing and mailing the proxy card provided with the Proxy Statement; or
	(4)	By written ballot at the Annual Meeting.

In order to be counted, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on May 17, 2018. Proxy cards submitted by U.S. mail must be received before the start of the Annual Meeting.

Voting Methods - Beneficial Owner
If you are the beneficial owner of shares held in “street name” through a broker, trustee or other nominee, please follow the voting instructions provided to you by that firm in order to vote your shares.

Revoking Your Proxy
If you are a stockholder of record, you may revoke your proxy by (i) voting again using the Internet or telephone before the cutoff time (your latest Internet or telephone proxy is the one that will be counted), (ii) attending the Annual Meeting and voting in person, or (iii) sending a written notice that you are revoking your proxy to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Financial Officer, and/or by sending an email to cfo@appfolio.com. If you send a written notice of revocation, please make sure to do so with enough time for it to arrive by mail prior to the Annual Meeting.

If you are a beneficial owner, please follow the instructions provided to you by your nominee in order to revoke your proxy.

Broker Non-Votes
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, trustee or other nominee holding the shares as to how to vote on matters that are deemed to be “non-routine” under applicable rules. Generally speaking, the beneficial owner of the shares is entitled to give voting instructions to the nominee holding the shares, and the nominee will vote those shares in accordance with the instructions. If the beneficial owner does not provide voting instructions, the nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to matters that are considered “non-routine.” In the event that a nominee votes shares on the “routine” matters, but is not provided with voting instructions with respect to the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” matters.

Proposal 1 is considered to be a “non-routine” matter under applicable rules. Accordingly, any shares held in "street name" through a nominee will not be voted on Proposal 1 unless the beneficial owner affirmatively provides the nominee instructions for how to vote.

Proposal 2 is considered to be a “routine” matter under applicable rules. Accordingly, any shares held in "street name" through a nominee may be voted by the nominee on Proposal 2 even if the beneficial owner does not provide the nominee with instructions for how to vote.

If you are the beneficial owner of shares held in "street name" through a nominee, please be sure to instruct your nominee regarding how to vote your shares to ensure that your vote is counted with respect to each of the proposals.

Effect of Broker Non-Votes	Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be treated as shares present and entitled to vote on any proposal.

Broker non-votes will not affect the outcome of the vote on Proposal 1 since the proposal will be determined by a plurality of the votes of the shares of our Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting.

Proposal 2 is considered to be a “routine" matter under applicable rules. Accordingly, a nominee may generally vote on routine matters without instruction, and therefore broker non-votes are not expected to result in connection with this proposal.

Effect of Abstentions
An abstention represents a stockholder’s affirmative election to decline to vote on a proposal. If a stockholder of record indicates that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding shares in "street name" causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum. Because the outcome of Proposal No. 1 will be determined by a plurality of the votes of the shares of our Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting, abstentions will have no impact on the outcome of this proposal. In addition, because Proposal No. 2 will be determined by the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting, abstentions will be counted as a vote against this proposal.

Voting Instructions
If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions, but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of each of the nominees for director and FOR the ratification of the appointment of PwC as our independent registered public accounting firm.

Discretion of Proxies
Our Board does not presently know of any other business, other than that described in this Proxy Statement, that will be presented for consideration by our stockholders at the Annual Meeting. However, if any other business is properly brought before the Annual Meeting, it is intended that the shares of our Class A Common Stock and Class B Common Stock represented by proxies will be voted in respect thereof in accordance with the judgment of the persons named as proxies.

Proxy Solicitation/Costs
We are paying for the distribution of the proxy materials and the solicitation of proxies in connection with the Annual Meeting. As part of this process, we expect to reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation of the Proxy Statement, preparing and mailing the Notice, printing and mailing the Proxy Statement (to the extent requested by stockholders) and tabulating proxies. Our directors, officers and employees may solicit proxies on our behalf, including in person, or by telephone, email or facsimile, but they will not receive additional compensation for providing those services.

Emerging Growth Company Status
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include:

	(1)	reduced disclosure about our executive compensation arrangements; and
	(2)	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.0 billion in annual revenue; (ii) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year; (iii) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and (vi) December 31, 2020. You should review this Proxy Statement with the understanding that the information contained herein may be different than the information you receive from other public companies in which you have made or are considering making an investment.

Voting Results
In accordance with SEC rules, final voting results for the proposals to be voted upon at the Annual Meeting will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time, in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by us.

Request for Additional Information
If you have additional questions about this Proxy Statement or the Annual Meeting, please contact: AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Financial Officer, and/or send an email to cfo@appfolio.com.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Board Structure
The number of our directors is fixed by our Board, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws, which we refer to as our Governing Documents. We have a classified Board consisting of three classes of directors, each serving staggered three-year terms. Our directors are divided among the three classes as follows:

▪	Class I consists of Janet Kerr and Andreas von Blottnitz, whose terms will expire at our annual meeting of stockholders to be held in 2019;

▪	Class II consists of James Peters, William Rauth and Klaus Schauser, whose terms will expire at our annual meeting of stockholders to be held in 2020; and

▪	Class III consists of Timothy Bliss and Jason Randall, whose terms will expire at our Annual Meeting.
Directors in a particular class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term of that class expires. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any newly created directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.
Directors may only be removed for cause by the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock. Because only approximately one-third of our directors will be elected at each annual meeting of stockholders, two consecutive annual meetings could be required for stockholders to change a majority of the members of our Board.
Director Nominees and Continuing Directors
The following table sets forth certain summary information concerning our director nominees and continuing directors as of April 2, 2018:

Name	Class	Age	Position	Director Since	Current Term Expires
Nominees:
Timothy Bliss(3)	III	65	Director	2008	2018
Jason Randall	III	45	President, Chief Executive Officer and Director	2017	2018
Continuing Directors:
James Peters(1)(3)	II	71	Chairperson of the Audit Committee	2015	2020
William Rauth(2)	II	74	Chairperson of the Compensation Committee	2015	2020
Klaus Schauser	II	55	Chief Strategist, Founder and Director	2007	2020
Janet Kerr(1)(2)(3)	I	63	Chairperson of the Nominating and Corporate Governance Committee	2015	2019
Andreas von Blottnitz(1)(2)	I	52	Chairperson of the Board of Directors	2007	2019
(1)     Serves as a member of our audit committee.
(2) Serves as a member of our compensation committee.
(3) Serves as a member of our nominating and corporate governance committee.
The biographies of each of the director nominees and continuing directors below contain information regarding each such person’s service as a director, relevant business experience, and public company director positions held currently or at any time during the last five years. The information provided below also addresses the specific experiences, qualifications, attributes or skills that each director nominee or continuing director possesses that caused our Board to determine that the person should serve as a director.

    In addition to the information presented below regarding each director nominee’s and continuing director’s specific experience, qualifications, attributes and skills, we believe each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. We also believe each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve AppFolio, our stockholders and our Board.
    Director Nominees: Nominees for Election at the Annual Meeting for a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders (Class III Directors)
Timothy Bliss has served as a member of our Board since 2008. Mr. Bliss has been a partner of Investment Group of Santa Barbara, or IGSB, which is one of our principal stockholders, for over 30 years. He received a B.A. from Harvard College and an M.B.A. from the Stanford Graduate School of Business.
We believe Mr. Bliss’s ten years of experience with AppFolio and his long history of investing in and building technology companies qualify him to serve on our Board.
Jason Randall has served as our President and Chief Executive Officer and as a director since August 2017. Previously, Mr. Randall served at AppFolio for over nine years, including in key leadership roles within both of our verticals. Mr. Randall most recently served as Senior Vice President, AppFolio Property Manager, our software solution for the property management industry. From 2014 to early 2016, he served as Senior Vice President, MyCase, our practice management software that serves the legal industry. From 2008 to 2014 he served as Vice President, Product, for AppFolio Property Manager. Prior to joining AppFolio, Mr. Randall served in various leadership and product development positions, including Senior Director, Product Management, at ExpertCity, Inc., which was acquired by Citrix Systems, Inc. in 2004 and subsequently merged with LogMeIn, Inc. (NASDAQ: LOGM). Mr. Randall received a B.S. in Environmental Studies from the University of California, Santa Barbara.
We believe Mr. Randall's ten years of experience serving in leadership positions within AppFolio, his considerable experience in the software industry, his significant contributions to our success, and his extensive leadership and strategic planning skills qualify him to serve on our Board.
Continuing Directors: Continuing in Office with a Term Expiring at the 2019 Annual Meeting of Stockholders (Class I Directors)
Janet Kerr has served as a member of our Board since June 2015. Ms. Kerr is the Vice Chancellor of Pepperdine University and former Professor Emeritus, founder and Executive Director of the Geoffrey H. Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law. She is a well-known author in the areas of securities, corporate law and corporate governance, having published several articles and a book on the subjects. Ms. Kerr has founded or co-founded several technology companies, including X-Labs. She is currently a member of the National Association of Corporate Directors, and of counsel to Nave & Cortell LLP. Ms. Kerr is a member of the Board of Directors, nominating and corporate governance committee and the compensation committee of La-Z-Boy, Inc. (NYSE: LZB), a furniture retailer and manufacturer. Ms. Kerr is also a member of the Board of Directors and chair of the nominating and corporate governance committee of Tilly’s, Inc. (NYSE: TLYS), a retailer of action sports inspired apparel, footwear and accessories. Additionally, she is a member of the Board of Directors of Fidelity National Financial (NYSE: FNF).
We believe Ms. Kerr’s extensive corporate governance experience, together with her experience serving as a director of other public companies, qualify her to serve on our Board.
Andreas von Blottnitz has served as a member of our Board since 2007. Mr. von Blottnitz is a former venture partner of BV Capital Management, LLC, or BV Capital, which he joined in 2005. He currently serves on the Boards of Directors of a number of private companies. From 1999 to 2004, he served as the Chief Executive Officer of ExpertCity, Inc., which was acquired by Citrix Systems, Inc. in 2004 and subsequently merged with LogMeIn, Inc. (NASDAQ: LOGM). Mr. von Blottnitz received a B.A. in Business Sciences from Wirtschaftsakademie in Hamburg, Germany.
We believe Mr. von Blottnitz’s background as a director and officer of multiple companies in the technology industry, his extensive investing experience, and his leadership and strategic planning skills qualify him to serve on our Board.
Continuing Directors: Continuing in Office with a Term Expiring at the 2020 Annual Meeting of Stockholders (Class II Directors)
James Peters has served as a member of our Board since June 2015. Mr. Peters served as a partner in the audit practice of Ernst & Young for 24 years, during which time he also held a number of administrative positions, including Pacific Southwest Area Resource & Production Management Partner and being a member of the Pacific Southwest Area Assurance and Advisory

Business Services Leadership Committee. From 2007 until 2014, he served as a member of the Board of Directors and chair of the audit committee of Conversant, Inc. (NASDAQ: CNVR), until it was acquired by Alliance Data Systems Corporation (NYSE: ADS), and from 2006 until 2007, he served as a member of the Board of Directors and chair of the audit committee of Natrol, Inc. (NASDAQ: NTOL), which was acquired by Plethico Pharmaceutical Limited, a company that is publicly-traded on the National Stock Exchange of India Ltd. He is a member of the National Association of Corporate Directors and also completed the Director’s Training Program at the UCLA Anderson School of Management, where he was also an instructor of the Program. Mr. Peters received a Certificate of Management Accounting from the Institute of Management Accountants and earned his CPA license (inactive) from the State of California.
We believe Mr. Peters’ extensive accounting and auditing experience, together with his experience serving on the Boards of Directors of multiple public companies, qualify him to serve on our Board.
William Rauth has served as a member of our Board since June 2015. Mr. Rauth has been a partner of IGSB, for over 40 years. He was a founder of the law firm Stradling Yocca Carlson & Rauth, P.C., where his practice focused on corporate and securities transactions for over 20 years until his retirement from the legal profession. Mr. Rauth has consulted with, and served on, the Boards of Directors of numerous public and private companies. He received a B.A. in Economics from the University of California, Santa Barbara, and a J.D. from the University of California, Berkeley.
We believe Mr. Rauth’s significant experience working with companies in various industries and different stages of the corporate lifecycle, as well as his extensive legal experience, qualify him to serve on our Board.
Klaus Schauser co-founded AppFolio in 2006 and has served as our Chief Strategist and a director since 2007. Mr. Schauser was a co-founder and, from 1999 to 2005, the Chief Technology Officer of Expertcity, Inc., which was acquired by Citrix Systems, Inc. in 2004 and subsequently merged with LogMeIn, Inc. (NASDAQ: LOGM). He has also served as a Professor of Computer Science at the University of California, Santa Barbara. Mr. Schauser received a Ph.D. in Computer Science from the University of California, Berkeley.
We believe Mr. Schauser’s background as the founder of two cloud-based solution providers, as well as his deep industry and technology experience, qualify him to serve on our Board.
Election of Director Nominees
At the Annual Meeting, our stockholders are being asked to vote for Messrs. Bliss and Randall, the two Class III director nominees listed above, to serve on our Board until our annual meeting of stockholders to be held in 2021 and until each of their successors has been elected and qualified, or until such director’s earlier death, resignation or removal. Each of these nominees is a current member of our Board, and their respective terms expire at the Annual Meeting. Each of these nominees has consented to serve if elected.
Provided that a quorum of stockholders is present at the Annual Meeting, directors will be elected by a plurality of the votes of the shares of our Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. This means that the nominees for Class III director who receive the most FOR votes (among votes properly cast in person or represented by proxy) will be elected as directors. Broker non-votes, abstentions and votes against the proposal will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received FOR the election of each of the director nominees. If either nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our Board. In the alternative, the proxies may vote only for any remaining nominees, leaving one or more vacancies on our Board.
Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE
Director Independence
Our Board has undertaken a review of the independence of each of our directors and director nominees and has affirmatively determined that Messrs. Bliss, Peters, Rauth and von Blottnitz, and Ms. Kerr do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors meets the definition of “independent director” under the applicable NASDAQ listing standards. In making these determinations, our Board considered the current and prior relationships that each director and director nominee has with our company and all other facts and circumstances our Board deemed relevant. Messrs. Randall and Schauser do not meet the definition of “independent director” as they are currently our executive officers.
Family Relationships
There are no family relationships between any director, executive officer or person nominated to become a director or executive director.
Agreements with Directors and Executive Officers
None of the directors, executive officers, or director nominees was selected pursuant to any arrangement or understanding, other than with such persons acting within their capacity as such.
Legal Proceedings with Directors and Executive Officers
There are no legal proceedings related to any of our directors, executive officers, or director nominees that require disclosure pursuant to SEC rules and regulations.
Board Leadership Structure
The positions of Chairperson of our Board and Chief Executive Officer are presently separated. We believe separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairperson to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairperson, particularly as our Board’s oversight responsibilities continue to grow. While our Governing Documents and corporate governance guidelines do not require that our Chairperson and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
Board Role in Risk Oversight
Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including financial, strategic and operational risks. Our audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting, as well as implementing our related party transaction policy. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, including whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee is responsible for overseeing our corporate governance practices and policies, including assessing the independence of our Board. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks. Our Board believes its leadership structure is consistent with and supports the administration of its risk oversight function.

Board Meetings
    During 2017, our Board held six meetings and acted by written consent one time. Each director attended at least 75% of the aggregate of the total number of meetings of our Board held during the period such director served and 75% of the total number of meetings held by any of the committees of our Board on which such director served during such period.
Director’s Attendance at Annual Stockholder Meetings
Although we do not have a formal policy requiring our directors to attend our annual meetings of stockholders, our directors are encouraged to attend these meetings.
Executive Sessions
In accordance with the applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.
Committees of our Board
Our Board has established three permanent committees: our audit committee; our compensation committee; and our nominating and corporate governance committee. Our Board has adopted written charters for each of these committees, all of which satisfy the applicable NASDAQ listing standards and are available on our website at http://ir.appfolioinc.com. The information included on or accessed through our website does not constitute part of this Proxy Statement and shall not be deemed to be “soliciting material” for purposes of the Securities and Exchange Act of 1934, as amended, or the Exchange Act.   You should not consider such information in determining how to vote your shares.  References in this Proxy Statement to our website address are inactive textual references only.
In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Members will serve on these committees until their resignation or until otherwise determined by our Board.
The composition and responsibilities of each of our three permanent committees are described below:
Audit Committee
Our audit committee, which met four times during 2017 and did not act by written consent, currently consists of Messrs. Peters and von Blottnitz, and Ms. Kerr, each of whom has been determined to satisfy the independence and financial literacy requirements under applicable SEC rules and regulations and applicable NASDAQ listing standards. Mr. Peters serves as the Chairperson of our audit committee. Our Board has affirmatively determined that Mr. Peters is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act.
Our audit committee is responsible for, among other things:

▪
appointing, terminating, compensating and overseeing the work of any independent registered public accounting firm engaged to prepare or issue an audit report or other audit, review or attest services;

▪	monitoring and evaluating the independent registered public accounting firm’s qualifications, performance and independence on an ongoing basis;

▪	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements;

▪
reviewing and discussing the adequacy and effectiveness of our auditing, accounting and financial reporting processes and systems of internal control that are followed by the independent registered public accounting firm, our internal audit function and our financial and senior management;

▪
establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;

▪	investigating any matter within the scope of its duties brought to its attention and engaging independent counsel and other advisors as our audit committee deems necessary;

▪	reviewing and approving related party transactions for potential conflict of interest situations on an ongoing basis;

▪	reviewing and assessing the adequacy of its written charter on an annual basis; and

▪	overseeing such other matters as are specifically delegated to our audit committee by our Board from time to time.
Compensation Committee
Our compensation committee, which met thirteen times during 2017 and did not act by written consent, currently consists of Messrs. Rauth and von Blottnitz, and Ms. Kerr, each of whom has been determined to be an independent director under applicable SEC rules and regulations and applicable NASDAQ listing standards. Each member of our compensation committee is also a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined by Section 162(m) of the Internal Revenue Code. Mr. Rauth serves as Chairperson of our compensation committee.
Our compensation committee is responsible for, among other things:

▪	assisting our Board in developing and reviewing the compensation programs and strategy applicable to our directors and senior management, and overseeing our overall compensation philosophy;

▪	reviewing and recommending to our Board for approval our cash and equity incentive plans, including individual grants or awards thereunder;

▪
reviewing and recommending to our Board for approval the terms of any employment agreement, severance or change-in-control arrangement, or other compensatory arrangement with any executive officers or other key employees;

▪
reviewing and discussing with management the tables and narrative discussion regarding executive officer and director compensation to be included in our annual proxy statement including such information included in this Proxy Statement;

▪	reviewing and assessing the adequacy of its written charter on an annual basis; and

▪	overseeing such other matters as are specifically delegated to our compensation committee by our Board from time to time.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee, which met four times during 2017 and did not act by written consent, consists of Ms. Kerr and Messrs. Bliss and Peters, each of whom has been determined to be an independent director under applicable NASDAQ listing standards. Ms. Kerr serves as Chairperson of our nominating and corporate governance committee.
Our nominating and corporate governance committee is responsible for, among other things:

▪	assisting our Board in identifying individuals qualified to become Board members, consistent with criteria approved by our Board;

▪
recommending that our Board select the director nominees for election at each annual meeting of stockholders or filling newly created directorships and vacancies on our Board in accordance with our Governing Documents;

▪	developing and recommending to our Board such corporate governance guidelines and procedures as the committee determines is appropriate from time to time;

▪	overseeing the evaluation of our Board and of each committee of our Board;

▪	generally advising our Board on corporate governance and related matters;

▪	reviewing and assessing the adequacy of its written charter on an annual basis; and

▪	overseeing such other matters as are specifically delegated to our nominating and corporate governance committee by our Board from time to time.

Stockholder Nomination of Directors
Stockholders may submit recommendations for director candidates to our nominating and corporate governance committee by sending the name and qualifications of the candidate(s) to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Financial Officer, or by email to cfo@appfolio.com. Our Chief Financial Officer will forward all recommendations to our nominating and corporate governance committee. Our nominating and corporate governance committee will review and consider any director candidate(s) recommended by our stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors, management, or any other party, so long as such directors have been nominated in accordance with the procedures set forth in our Governing Documents. See the section of this Proxy Statement entitled “Additional Information - Procedures for Submitting Stockholder Proposals” for additional information.
Director Qualifications
Our nominating and corporate governance committee consults with other members of our Board and management in identifying and evaluating candidates for director. Our nominating and corporate governance committee and our Board believe candidates for director should have certain minimum qualifications. Consistent with the terms of our Corporate Governance Guidelines, the current minimum selection criteria established by our nominating and corporate governance committee include, without limitation:

▪	each director should be committed to enhancing long-term stockholder value and must possess a high level of integrity, personal and professional ethics, and sound business judgment;

▪
each director should be free of any conflicts of interest which would violate applicable laws, rules, regulations or listing standards, conflict with any of our corporate governance policies or procedures, or interfere with the proper performance of his or her responsibilities;

▪
each director should possess experience, skills and attributes which enhance his or her ability to perform duties on our behalf. In assessing these qualities, the nominating and corporate governance committee will consider such factors as (i) personal qualities, skills and attributes, (ii) expertise in specific business areas, including accounting, marketing, strategy, financial reporting or corporate governance, and (iii) professional experience in the software industry or similar industries. The nominating and corporate governance committee may also consider such other factors as it determines would reasonably be expected to contribute to the overall effectiveness of our Board;

▪	each director should have the ability and willingness to devote the necessary time and effort to perform the duties and responsibilities of Board membership; and

▪
each director should demonstrate an understanding that his or her primary responsibility is our stockholders, and that his or her primary goal should be to serve the best interests of those stockholders, and not his or her personal interest or the interest of a particular group or stockholder.

Other requirements that are expected to contribute to our Board’s overall effectiveness and meet the needs of our Board and its committees may also be considered. We value diversity on a company-wide basis and seek to achieve a diversity of professional experiences and personal backgrounds on our Board, but have not adopted a specific policy regarding board diversity.
Codes of Business Conduct and Ethics
We have adopted a code of business conduct and ethics relating to the conduct of our business that is applicable to all of our employees, officers and directors, as well as a separate code of business conduct and ethics that is applicable to our Chief Executive Officer and senior financial officers, both of which are available on our website at http://ir.appfolioinc.com. We expect any amendment to either code of business conduct and ethics, or any waivers of their respective requirements that are applicable to our executive officers or directors, will be disclosed on our website or in our future filings with the SEC.
Stockholder Communications with our Board
Our Board provides our stockholders the ability to communicate with our Board as a whole, and with our individual directors through an established process for stockholder communication. For a stockholder communication directed to our Board as a whole, stockholders and other interested parties may send such communication to the attention of our Board at cfo@appfolio.com or via U.S. Mail or Expedited Delivery Service to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Board of Directors c/o Chief Financial Officer. For a stockholder communication directed to an individual director in his or her capacity as a member of our Board, stockholders and other interested parties may send such communication to the attention of the individual director at cfo@appfolio.com or via U.S. Mail or Expedited Delivery Service to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: [Name of Individual Director] c/o Chief Financial Officer.
We will review all incoming stockholder communications and promptly forward such communications to the director(s) to whom such communications are addressed. We will generally not forward communications that are unrelated to the duties and responsibilities of our Board, including communications that we determine to be primarily commercial in nature, product complaints or inquires, and materials that are patently offensive or otherwise inappropriate.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has ever been an officer or employee of our company or any of its subsidiaries. Except as disclosed in the section below entitled “Related Party Transactions,” none of the members of our compensation committee had any relationship with our company requiring disclosure under Item 404 of Regulation S-K, nor is any such relationship currently contemplated. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee.
We have entered into an indemnification agreement with each of our directors, including each of the members of our compensation committee. See the section of this Proxy Statement entitled “Related Party Transactions” for additional information.
Director Compensation Policy
Under our Board approved director compensation policy, we pay our non-employee directors a cash retainer for service on our Board and for service on each committee on which the director is a member. The Chairperson of each committee receives a higher retainer for such service, although the Chairperson of our Board currently receives the same retainer as the other directors.
The fees we pay to our non-employee directors for service on our Board and for service on each committee are as follows (Chairperson annual retainers are in lieu of, and not in addition to, director annual retainers):

	Director Annual Retainer	Chairperson Annual Retainer
Board of Directors	$30,000	$30,000
Audit Committee	7,500	15,000
Compensation Committee	5,000	10,000
Nominating and Corporate Governance Committee	5,000	10,000
In addition, each non-employee director receives an annual restricted stock grant of our Class A Common Stock with a fair market value of $100,000. Each such restricted stock grant will vest in full on the one-year anniversary of the grant date, subject to the director’s continuous service. Restricted stock grants are expected to be made annually based on the fair market value on the grant date. All unvested shares of restricted stock granted to the non-employee directors pursuant to the policy will immediately vest in full upon a change-in-control transaction. All restricted stock grants to our non-employee directors are expected to be made pursuant to the 2015 Stock Incentive Plan, or the 2015 Plan. See the section of this Proxy Statement entitled “Executive Compensation - Stock Incentive Plans - 2015 Stock Incentive Plan” for additional information.
Notwithstanding the foregoing, our non-employee directors who beneficially own 5% or more of our outstanding shares of Class A common stock and Class B common stock will not be eligible to participate in our director compensation policy. Accordingly, Messrs. Bliss and Rauth are not currently eligible to receive compensation pursuant to our director compensation policy.
We have agreed to reimburse all of our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings.
Our directors who are also our employees receive no additional compensation for their service as directors, and none of such directors serve on any Board committees. During 2017, and as of the date of this Proxy Statement, Messrs. Randall and Schauser were our employees. See the section of this Proxy Statement entitled “Executive Compensation” for additional information.

Director Compensation Table
The following table provides information regarding the total compensation that was granted or paid to each of our directors who was neither our employee nor a beneficial owner of 5% or more of our outstanding shares of Class A common stock and Class B common stock during 2017:

		Restricted Stock Awards
Directors Eligible to Receive Compensation	Fees Earned or Paid in Cash(1)	Valuation(2)	Shares(3)	Total Compensation
Janet Kerr	$52,500	$100,000	3,003	$152,500
James Peters	50,000	100,000	3,003	150,000
Andreas von Blottnitz	42,500	100,000	3,003	142,500

(1)	Amounts in this column reflect the total cash retainer earned by each director for Board and committee service during 2017.

(2)
Amounts in this column reflect the total grant date fair market value of each restricted stock grant (reflected in the column immediately to the right of this column) computed in accordance with the Financial Accounting Standards Board's (FASB) Accounting Standard Codification 718, or ASC 718. These amounts do not necessarily reflect the actual value realized or to be realized by the non-employee directors or the amount of stock-based compensation expense reported within our consolidated financial statements. Assumptions used in the calculation of these amounts are included in Note 2 of the notes to our consolidated financial statements included in our 2017 Annual Report. As required by SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
Amounts in this column reflect the aggregate number of shares of restricted stock granted to each of the directors during 2017 pursuant to our director compensation policy. Each of these shares will vest in full on June 27, 2018, the one-year anniversary of the grant date.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2018. PwC has served as our independent registered public accounting firm since 2011.
Our audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the firm and us and any disclosed relationships or services that may impact the objectivity and independence of the firm, as well as the firm’s performance. As a matter of good corporate governance, our Board is submitting the appointment of PwC to our stockholders for ratification.
We expect a representative of PwC will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Ratification of the Appointment of PwC
The affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the appointment of PwC. Abstentions will have the same effect as a vote against the proposal. Broker non-votes are not expected to result in connection with this proposal.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received FOR the ratification of the appointment of PwC.
If our stockholders fail to ratify the appointment of PwC, our audit committee will reconsider whether to retain the firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.
Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.
Audit Fees
The following table sets forth the fees billed or expected to be billed by PwC for audit, audit-related, tax and all other services rendered for 2017 and 2016 (in thousands):

	2017	2016
Audit Fees	$1,038	$992
Audit Related Fees	—	—
Tax Fees	136	30
All Other Fees	1	—
	$1,175	$1,022
Audit Fees. Represents fees billed for professional services provided in connection with the audit of our annual financial statements, reviews of our quarterly financial statements, services in connection with our Registration Statements on Form S-8, and consultations on accounting matters directly related to the audit.
Audit Related Fees. There were no fees billed by PwC for professional services under "Audit Related Fees."

Tax Fees.  Represents fees billed for tax studies and tax compliance services.
All Other Fees.  Represents license fees for accounting research software.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by our independent registered public accounting firm. As part of this review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board, or PCAOB. Our audit committee has pre-approved all services preformed since the pre-approval policy was adopted.
    In addition, in the event time constraints require pre-approval prior to our audit committee's next scheduled meeting, our audit committee has authorized its Chairperson to pre-approve services. Engagements pre-approved by the Chairperson are to be reported to the audit committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the Board of Directors of AppFolio, Inc., or the Company, comprised solely of independent directors as required by the NASDAQ listing standards and the rules and regulations of the Securities and Exchange Commission, or the SEC. The audit committee operates under a written charter approved by the Board, which is available on our website. The composition of the audit committee, the experiences, qualifications, attributes or skills of its members, and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC, is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

▪	Reviewed and discussed the audited financial statements with management and PwC;

▪	Discussed with PwC the matters required to be discussed by the PCAOB Auditing Standard No. 1301; and

▪
Received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.
Respectfully submitted by the members of the audit committee of the Board of Directors:
James Peters (Chairperson)
Janet Kerr
Andreas von Blottnitz

In accordance with SEC rules and regulations, this Report of the Audit Committee will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, or under the Securities Exchange Act of 1934, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS
The following table sets forth certain summary information concerning our executive officers as of April 2, 2018:

Name	Age	Position
Executive Officers:
Jason Randall	45	President, Chief Executive Officer and Director
Ida Kane	48	Chief Financial Officer
Klaus Schauser	55	Chief Strategist, Founder and Director
Jonathan Walker	49	Chief Technology Officer and Founder
The biographies of each of our executive officers below contain information regarding each such person’s relevant business experience during at least the past five years.
See the section of this Proxy Statement entitled “Proposal One: Election of Directors - Director Nominees and Continuing Directors” for biographical information regarding Messrs. Randall and Schauser.
Ida Kane has served as our Chief Financial Officer since February 2015. From 2010 to 2015, Ms. Kane served as Chief Financial Officer and Corporate Secretary of Rightscale, Inc., a cloud-based solution provider. From 2005 to 2009, Ms. Kane served as Chief Financial Officer at thinkorswim Group Inc. (NASDAQ: SWIM), an online option trading and investor education company, until its sale to TD Ameritrade Holding Corporation (NYSE: AMTD). Prior to joining thinkorswim Group Inc., Ms. Kane served as Chief Financial Officer and Vice President of Operations of a business unit of Franklin Covey Co. (NYSE: FC). Ms. Kane received a B.S. in Accounting and an M.B.A. from the University of Miami in Florida, and earned her CPA license (inactive) from the State of Florida.
Jonathan Walker co-founded AppFolio in 2006 and has served as our Chief Technology Officer since 2006. Prior to co-founding AppFolio, in 2004, Mr. Walker co-founded Versora, Inc., a provider of software products and professional integration services, and served as its Chief Technology Officer from 2004 to 2006. Prior to founding Versora, Inc., Mr. Walker served as Chief Technology Officer of Miramar Systems, Inc., a data migration solutions provider, until its acquisition by CA, Inc. (NASDAQ: CA) in 2004. Mr. Walker received a B.S. in Business and Economics from Westmont College.

EXECUTIVE COMPENSATION
This narrative discussion of the compensation policies and arrangements that apply to our named executive officers is intended to assist your understanding of, and to be read in conjunction with, the Summary Compensation Table and related disclosures set forth below. As an emerging growth company, we are eligible to comply with the executive compensation disclosure rules applicable to a “smaller reporting company,” as defined in applicable SEC rules and regulations.
Named Executive Officers
Our named executive officers include our principal executive officer, and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2017. For 2017, our named executive officers were:

▪	Jason Randall, our President, Chief Executive Officer, and a member of our Board, who is our principal executive officer;

▪	Ida Kane, our Chief Financial Officer, who is our principal financial and accounting officer;

▪	Jon Walker, our Chief Technology Officer; and

▪	Brian Donahoo, our former President, Chief Executive Officer, and a former member of our Board, who retired on August 8, 2017.
Compensation Philosophy and Objectives
The primary objective of our executive compensation programs is to attract and retain talented executive officers with the skills necessary to lead us in achieving our strategic objectives and creating long-term value for our stockholders. We recognize that there is significant competition for talented executive officers within our industry, especially in Santa Barbara, California, where our headquarters are located, and it can be particularly challenging for early-stage companies to recruit executive officers of the caliber necessary to achieve our long-term objectives.
When establishing our executive compensation programs, we are guided by the following principles:

▪	attract and retain executive officers with the background, experience and vision required to create long-term stockholder value;

▪
provide a total compensation package, taking into account cash and non-cash compensation, that is generally competitive with other companies in our industry that are of a similar size and stage of growth; and

▪
continue to align the interests of our executive officers with those of our stockholders by tying a portion of total compensation to the achievement of strategic objectives that we believe will drive our long-term success.

Compensation Determinations
Our compensation committee, which is comprised solely of independent directors under applicable NASDAQ listing standards, assists our Board in developing and reviewing the compensation programs and strategy applicable to our directors and executive officers, and overseeing our overall compensation philosophy. See the section of this Proxy Statement entitled “Corporate Governance - Committees of our Board - Compensation Committee” for additional information.
Compensation Program
Our compensation program for our named executive officers has generally consisted of a base salary, a short-term cash bonus program, equity-based awards and other benefits. In 2018, we also adopted a long-term cash bonus plan that is designed to provide incentives to achieve our long-term objectives. Each aspect of our compensation program is discussed in more detail below.
Base Salary
We pay base salaries to attract and retain executive officers with the necessary background, experience and vision required for our future success. Base salaries generally reflect each executive officer’s title and responsibility level, individual performance, business experience and equity ownership. Base salaries are reviewed periodically and adjusted in response to factors such as title, responsibility level and individual performance.
For 2017, adjustments were made to the base salaries for Jason Randall and Ida Kane. The base salaries paid to each of our named executive officers is set forth in the Summary Compensation Table below.
Short-Term Cash Bonus Program
We have adopted a short-term cash bonus program that applies to each of our named executive officers, as well as to certain other executive officers and senior management personnel. The principal purpose of the short-term cash bonus program is to align the payment of cash bonuses with the achievement of short-term strategic objectives that our Board and compensation committee believe will continue to position us for long-term success, which generally relate to continued revenue growth and improving cash flow from operations.
For 2017, upon recommendation of our compensation committee, our Board established a short-term cash bonus program that was intended to reward participants for our achievement relative to a pre-established target related to free cash flow for fiscal year 2017, or the Performance Target. The target cash bonus amount, or the Target Cash Bonus, for each named executive officer in 2017 was initially $100,000. On August 8, 2017, however, in connection with Mr. Randall's appointment as President and Chief Executive Officer, the compensation committee increased his Target Cash Bonus from $100,000 to $210,000. At the same time, the compensation committee increased the Target Cash Bonus for Ms. Kane from $100,000 to $200,000. For Messrs. Donahoo and Randall and Ms. Kane, the cash bonus amount was based 100% on our achievement relative to the Performance Target. For Mr. Walker, the cash bonus amount was based 50% on our achievement relative to the Performance Target, and 50% on the achievement of individual MBOs. For performance equal to or greater than 150% of the Performance Target, 150% of the Target Cash Bonus was achievable. For performance equal to 100% of the Performance Target, 100% of the Target Cash Bonus was achievable. For performance below 90% of the Performance Target, no cash bonus could be earned. For performance between 90% and 150% of the Performance Target, the cash bonus was to be determined by reference to a sliding payout scale that was established by our compensation committee.
The actual payments made to each named executive officer pursuant to the 2017 short-term cash bonus program are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.
Equity-Based Awards
Consistent with our compensation philosophy and objectives discussed above, we believe meaningful equity ownership is one important aspect of a broader compensation program that aligns the interests of our executive officers with those of our stockholders and provides our executive officers with incentives to create long-term value for our stockholders. Equity-based awards for our executive officers are tied to specific performance targets and/or, in certain cases, individualized MBOs, that are designed to create long-term shareholder value, thereby aligning our executive officers’ interests with those of our stockholders. That alignment is further amplified by the fact that equity-based awards for our executive officers may, in some circumstances, increase or decrease depending upon the level of achievement vis-a-vis the pertinent performance target, which, in turn, increases or decreases the volume and value of their equity-based awards.
Upon completion of our IPO in 2015, our Board and stockholders adopted the 2015 Plan. Our compensation committee has been granted the authority to determine the type, amount, and other terms of our equity awards taking into account our compensation objectives and philosophy discussed above, subject to approval by our Board. We expect future equity awards will be granted pursuant to the 2015 Plan. See the section of this Proxy Statement entitled “Executive Compensation - Stock Incentive Plans” for additional information.
During 2017, upon recommendation of the compensation committee, our Board approved grants of incentive stock options covering up to 86,000 shares of common stock to Ms. Kane and to Mr. Randall, respectively, which we refer to as the Performance Options. The Performance Options were issued pursuant to the 2015 Plan. Vesting of the Performance Options is based on the achievement of pre-established performance targets for fiscal year 2019, and continued employment throughout the performance period.
Of the Performance Options granted during 2017, 66,000 Performance Options will vest based upon the maximum payout of 100%, which would occur if we achieve 150% of the 2019 free cash flow performance target. For performance at 100% of the 2019 free cash flow performance target, approximately 61% of the Performance Options will vest. For performance at 80% of the 2019 free cash flow performance target, approximately 48% of the Performance Options will vest. For performance below 80% of the 2019 free cash flow performance target, no Performance Options will vest. For performance between 80% and 150% of the 2019 free cash flow performance target, the vesting percentage will be determined by reference to a sliding vesting scale that was established by our compensation committee. Our Board will confirm the achievement percentage relative to the 2019 free cash flow performance target in due course, and the Performance Options will vest, or fail to vest, in accordance with the foregoing.
The remaining 20,000 Performance Options granted during 2017 are subject to vesting based upon the achievement of a pre-established performance target related to adjusted gross margin for fiscal year 2019, and continued employment throughout the performance period. These Performance Options have two levels of vesting; 50% of the Performance Options will vest based upon the achievement of 110% of the 2019 adjusted gross margin target, and the remaining 50% of the Performance Options will vest upon the achievement of 115% of the 2019 adjusted gross margin target. If 110% of the 2019 adjusted gross margin target is not achieved, then none of these Performance Options will vest. Our Board will confirm the achievement percentage relative to the 2019 adjusted gross margin target in due course, and the Performance Options will vest, or fail to vest, in accordance with the foregoing.
We did not grant any equity awards to Mr. Walker or to Mr. Donahoo during 2017.
Long-Term Cash Bonus Plan
On February 20, 2018, our Board, upon recommendation of our compensation committee, adopted the Long-Term Executive Cash Incentive Plan, or the Long-Term Cash Bonus Plan, which establishes the terms upon which long-term cash incentive bonuses may become payable to our executive officers from time to time as determined by our Board. Pursuant to the Long-Term Cash Bonus Plan, our Board has the discretion to grant performance awards, or Performance Awards, that are intended to reward plan participants for their individual contributions to our achievement of one or more long-term company performance objectives, or Company Performance Objectives, over a specified period of time, or the Performance Period.
On February 20, 2018, our Board granted Performance Awards under the Long-Term Cash Bonus Plan to Mr. Randall and Ms. Kane, or the Recipients. No Performance Awards were granted to Mr. Walker.
The Performance Awards establish our baseline "economic value"on a per share basis, or EVPS. The Performance Awards then measure growth in EVPS over time. The Performance Awards are generally designed to reward the Recipients for their contributions towards achieving profitable growth that results in increases in EVPS over the next eight years. Pursuant to the Performance Awards, the Recipients will be eligible to earn cash bonuses based on the actual increase in EVPS measured as of the end of three separate Performance Periods ending December 31, 2023, December 31, 2024 and December 31, 2025. If the actual increase in EVPS at the end of any Performance Period reflects the achievement of a low internal rate of return, no cash bonuses will be paid pursuant to the Performance Awards for that Performance Period. However, if actual increases in EVPS as of the end of any Performance Period reflect the achievement of a high internal rate of return, and therefore significant economic value added, the cash bonuses paid to the Recipients would be significant. Because the actual amount of the cash bonuses to be paid under the Performance Awards, if any, is dependent on our performance relative to an internal rate of return that results in increases in EVPS over a period of multiple years into the future, any bonus amounts that may become payable pursuant to the Long-Term Cash Bonus Plan are highly speculative and we are currently unable to predict a reasonable range for the bonus amounts with any degree of certainty.
The Performance Awards are designed to provide long-term incentives for participants to achieve our long-term objectives which we believe will positively impact long-term stockholder value. The Performance Awards are being granted in lieu of the grant of additional equity incentive awards to the Recipients. Accordingly, our compensation committee currently does not intend to issue additional equity awards to the Recipients until the Performance Awards have expired.
The Performance Awards provide that cash bonuses may be accelerated if: (i) we undergo a "change in control" (as determined by our Board), (ii) the Participant has been continuously employed by us through the date of the change in control, and (iii) within one hundred and eighty (180) days after the change in control the Participant is either involuntarily terminated by us or voluntarily resigns from his or her employment with us. The amount of the cash bonus to be paid under these circumstances is dependent upon the year in which the change in control occurs (assuming the other conditions are met). If the change in control occurs during 2018, each Recipient will be entitled to a cash bonus of $1,000,000, which amount will increase by $1,000,000 per year for each year thereafter through 2022, with the amount payable in 2022 then continuing to be payable in 2023 with no additional increase.

Benefits
We offer a standard benefits package that we believe is necessary to attract and retain executive officers. Our named executive officers are eligible to participate in our medical, dental, vision and other welfare benefit plans. We also pay the premiums for short and long-term disability insurance and life insurance for our named executive officers. Furthermore, we maintain a 401(k) plan for the benefit of our eligible employees, including our named executive officers. In 2018, we increased the amount by which we match contributions made by participants in our 401(k) plan from (i) 50% of the first 4% of eligible compensation contributed by the employee to (ii) 50% of the first 6% of eligible compensation contributed by the employee. Employees who participate in the 401(k) plan are immediately vested in their own contributions while the employer match vests at a rate of 25% per year until they vest 100% after four years of service. The benefits provided to our named executive officers generally reflect those provided to all of our employees.
Employment Agreements
We currently do not have employment agreements with any of our named executive officers. All of our named executive officers are employed on an at-will basis, with no fixed term of employment.
Severance Agreements
We currently do not have severance agreements, change-in-control agreements or other similar types of agreements with any of our named executive officers, except as set forth above in the section entitled "Compensation Program - Long-Term Cash Bonus Plan."
Summary Compensation Table
The following table sets forth summary compensation information for our named executive officers for the years ended December 31, 2017 and 2016.

Name and Title	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total
Jason Randall(4)	2017	$288,000	$823,540	$269,355	$960		$1,381,855
President and Chief Executive Officer	2016	$240,000	$1,449,469	$148,000	$786		$1,838,255

Ida Kane(5)	2017	$316,000	$823,540	$259,409	$6,280		$1,405,229
Chief Financial Officer	2016	$300,000	$1,811,837	$148,000	$6,059		$2,265,896

Jonathan Walker(6)	2017	$250,000	$—	$125,000	$8,446		$383,446
Chief Technology Officer

Brian Donahoo(7)	2017	$250,000	$—	$1,483,333	$14,908	(8)	$1,748,241
Former President and Chief Executive Officer	2016	$250,000	$—	$148,000	$4,461		$402,461

(1)
Amounts shown in this column do not necessarily reflect the actual value received or to be received by our named executive officers or the amount of stock-based compensation expense reported within our consolidated financial statements. Instead, these amounts reflect the total grant date fair market value of the stock options computed in accordance with the provisions of ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 of the notes to our consolidated financial statements included in the 2017 Annual Report. As required by SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

During 2017, upon recommendation of the compensation committee, our Board approved the grant of the Performance Options to Ms. Kane and Mr. Randall as described in the section of this Proxy Statement entitled "Executive Compensation - Compensation Program - Equity-Based Awards."

(2)
Amounts shown in this column reflect the amounts earned under our 2017 cash bonus program based on our achievement relative to a pre-established target related to free cash flow for fiscal year 2017. Our cash bonus program is described in the section of this Proxy Statement entitled "Compensation Program - Cash Bonus Program."

(3)
Except as otherwise noted, the amounts shown in this column represent our matching contributions under our 401(k) Plan and the amount of premiums paid for our short-term and long-term disability and life insurance.

(4)	In connection with Mr. Randall's appointment as President and Chief Executive Officer, effective as of August 8, 2017, his base salary was increased from $240,000 to $360,000.

(5)	Effective as of August 8, 2017, our Board approved an increase in Ms. Kane's base salary from $300,000 to $340,000.

(6)	Mr. Walker was not a named executive officer in 2016 and, therefore, compensation information for that year has been excluded.

(7)
In connection with his retirement as our President and Chief Executive Officer effective August 8, 2017 (the "Retirement Date"), we entered into a Resignation Agreement and General Release of Claims (the "Resignation Agreement") with Mr. Donahoo. Pursuant to the Resignation Agreement, and in exchange for his execution of a general release in favor of AppFolio as well as other valid consideration, Mr. Donahoo remained eligible to receive (i) continued payment of his then-current base salary through December 31, 2017; (ii) continued eligibility to receive his previously announced cash bonus pursuant to our 2017 short-term cash bonus program (the "Short-Term Cash Plan"), subject to our achievement of a pre-established free cash flow-related target for fiscal year 2017; and (iii) continued vesting of outstanding equity awards from the Retirement Date through December 31, 2017, and accelerated vesting of any then-unvested equity awards on December 31, 2017. In addition, Mr. Donahoo also remained eligible pursuant to the Retirement Agreement for a reduced bonus opportunity pursuant to our 2016 long-term cash incentive plan, under which he was initially eligible to receive a one-time cash bonus of up to $2,000,000 upon our achievement of a pre-established performance target for 2018. In connection with the foregoing, Mr. Donahoo ultimately received a bonus of $1,333,333 pursuant to the 2016 long-term cash incentive plan, and a bonus of $150,000 pursuant to the Short-Term Cash Plan. The foregoing description of the Resignation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Resignation Agreement, which was previously filed with the SEC on August 7, 2017.

(8)	This amount includes a lump sum payment of $10,000, which was paid to Mr. Donahoo in lieu of us paying COBRA premiums, in accordance with the Resignation Agreement.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information about the outstanding equity awards held by each of our named executive officers as of December 31, 2017.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested(1)
Jason Randall	5/18/2017			20,000	(2)	$27.95
	2/24/2017			66,000	(3)	$23.80
	5/20/2016			100,000	(4)	$13.43
	5/20/2016			100,001	(5)	$13.43
	2/29/2016	98,666				$11.70	2/28/2026
	12/3/2014	28,125		9,375	(6)	$4.92	12/2/2024
	12/3/2014	6,250		18,750	(7)	$4.92	12/2/2024
Ida Kane	5/18/2017			20,000	(2)	$27.95
	2/24/2017			66,000	(3)	$23.80
	5/20/2016			125,000	(4)	$13.43
	5/20/2016			125,001	(5)	$13.43
	2/29/2016	123,333				$11.70	2/28/2026
	2/01/2015	60,981	(8)			$5.64	1/31/2025
	2/01/2015	39,584	(9)			$5.64	1/31/2025
	2/01/2015	—		—		$—		7,292	(10)	$302,618
Jonathan Walker	5/20/2016			25,000	(4)	$13.43
	5/20/2016			25,001	(5)	$13.43
	2/29/2016	24,666				$11.70	2/28/2026
	12/3/2014	37,500		12,500	(6)	$4.92	12/2/2024
	12/3/2014	6,250		18,750	(7)	$4.92	12/2/2024
Brian Donahoo	12/3/2014	75,000				$4.92	12/2/2024

(1)	The amounts in this column were calculated based on the closing price of our Class A Common Stock as of December 29, 2017, which was $41.50.

(2)	This amount represents Performance Options to purchase shares of our Class A Common Stock are subject to vesting based on the achievement of the adjusted gross margin target for 2019.

(3)	This amount represents Performance Options to purchase shares of our Class A Common Stock that are subject to vesting based on the achievement of the 2019 free cash flow performance target.

(4)
This amount represents Performance Options to purchase shares of our Class A Common Stock that were subject to vesting based on the achievement of a free cash flow performance target for fiscal year 2017. On February 20, 2018, our Board confirmed that the vesting conditions had been achieved and each of these shares has now vested.

(5)
This amount represents Performance Options to purchase shares of our Class A Common Stock that are subject to vesting based on the achievement of a free cash flow performance target for fiscal year 2018.

(6)	This amount represents options to purchase shares of our Class B Common Stock that vest in twelve (12) equal monthly installments through December 3, 2018.

(7)	This amount represents options to purchase shares of our Class B Common Stock that vest in thirty-six (36) equal monthly installments through December 3, 2018.

(8)
This amount represents options to purchase shares of our Class B Common Stock that vested as to 25% of the shares on February 1, 2016, the first anniversary of the grant date, and the remaining shares vest in 36 equal monthly installments thereafter. These options have the ability to be early exercised and therefore are included in the exercisable column.

(9)
This amount represents options to purchase shares of our Class B Common Stock that will vest in 48 equal monthly installments commencing on February 1, 2017. These options have the ability to be early exercised and therefore are included in the exercisable column.

(10)
This amount represents shares of our Class B Common Stock that are subject to a restricted stock award that vested as to 25% of the shares on February 1, 2016, the first anniversary of the grant date, and the remaining shares vest in 36 equal monthly installments thereafter.

Stock Incentive Plans
Our Board and stockholders previously adopted the 2015 Plan, our Employee Stock Purchase Plan, or the ESPP, and the 2007 Stock Incentive Plan, or the 2007 Plan. The following paragraphs provide summary descriptions of each of these plans.
2015 Stock Incentive Plan
Plan Approval. Our Board and stockholders adopted the 2015 Plan in June 2015.
Authorized Shares. We originally reserved an aggregate of 2,000,000 shares of our Class A common stock for issuance under the 2015 Plan. The number of shares reserved for issuance will increase automatically on January 1 of each calendar year beginning in 2016 and continuing through 2025 by the lesser of (i) the number of shares of our Class A common stock subject to awards granted under the 2015 Plan during the preceding calendar year, or (ii) the number of shares of our Class A common stock determined by our Board. The number of shares of our Class A common stock is also subject to adjustment in the event of a recapitalization, stock split, reclassification, stock dividend or other change in our capitalization.  As of January 1, 2018, we had reserved an aggregate of 2,000,000 shares of our Class A common stock for issuance under the 2015 Plan. In addition, the following shares of our Class A common stock will be available for grant and issuance under the 2015 Plan:

▪
shares subject to stock options or stock appreciation rights, or SARs, granted under the 2015 Plan that cease to be subject to the stock option or SAR for any reason other than exercise of the stock option or SAR;

▪	shares subject to awards granted under the 2015 Plan that are subsequently forfeited or repurchased by us at the original issue price;

▪	shares subject to awards granted under the 2015 Plan that otherwise terminate without shares being issued;

▪	shares surrendered, canceled, or exchanged for cash or a different award (or combination thereof); and

▪	shares subject to awards under the 2015 Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award.
Plan Administration. The 2015 Plan will be administered by our compensation committee, all of the members of which are independent directors under the applicable NASDAQ listing standards, or by our Board acting in place of our compensation committee. Our compensation committee will have the authority to construe and interpret the 2015 Plan, grant awards and make all other determinations necessary or advisable for the administration of the 2015 Plan.
Awards and Eligible Participants. The 2015 Plan authorizes the award of stock options, SARs, restricted stock awards or restricted stock units, or RSUs, performance awards and stock bonuses. The 2015 Plan provides for the grant of awards to our employees, directors, consultants and independent contractors, subject to certain exceptions. No person will be eligible to receive more than 500,000 shares of our Class A Common Stock under the 2015 Plan in any calendar year other than a new employee, who will be eligible to receive no more than 750,000 shares of our Class A Common Stock under the 2015 Plan in the calendar year in which the employee commences employment. No participant will be eligible to receive more than $2,000,000 in performance awards in any calendar year under the 2015 Plan. No more than 5,000,000 shares of our Class A Common Stock will be issued under the 2015 Plan pursuant to the exercise of incentive stock options.
Stock Options. The 2015 Plan permits us to grant incentive stock options and non-qualified stock options. The exercise price of stock options will be determined by our compensation committee, and may not be less than 100% of the fair market value of our Class A Common Stock on the date of grant, subject to certain exceptions. Our compensation committee has the authority to reprice any outstanding stock option (by reducing the exercise price, or canceling the stock option in exchange for cash or another equity award) under the 2015 Plan without the approval of our stockholders. Stock options may vest based on the passage of time or the achievement of performance conditions in the discretion of our compensation committee. Our compensation committee may provide for stock options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of stock options granted under the 2015 Plan is 10 years.

Stock Appreciation Rights. SARs provide for a payment to the holder, in cash or shares of our Class A Common Stock, based upon the difference between the fair market value of our Class A Common Stock on the date of exercise and the stated exercise price on the date of grant, up to a maximum amount of cash or number of shares. SARs may vest based on the passage of time or the achievement of performance conditions in the discretion of our compensation committee. Our compensation committee has the authority to reprice any outstanding SAR (by reducing the exercise price, or canceling the SAR in exchange for cash or another equity award) under the 2015 Plan without the approval of our stockholders.
Restricted Stock Awards. A restricted stock award represents the issuance to the holder of shares of our Class A Common Stock, subject to the forfeiture of those shares due to failure to achieve certain performance conditions or termination of employment. The purchase price, if any, for the shares will be determined by our compensation committee. Unless otherwise determined by the administrator at the time of award, vesting will cease on the date the holder no longer provides services to us and unvested shares will be forfeited to or repurchased by us.
Restricted Stock Units. RSUs represent the right on the part of the holder to receive shares of our Class A Common Stock at a specified date in the future, subject to forfeiture of that right due to failure to achieve certain performance conditions or termination of employment. If a RSU has not been forfeited, then, on the specified date, we will deliver to the holder of the RSU shares of our Class A Common Stock, cash or a combination of cash and shares of our Class A Common Stock.
Performance Awards. Performance awards cover a number of shares of our Class A Common Stock that may be settled upon achievement of performance conditions as provided in the 2015 Plan in cash or by issuance of the underlying common stock. These awards are subject to forfeiture prior to settlement due to failure to achieve certain performance conditions or termination of employment.
Stock Bonuses. Stock bonuses may be granted as additional compensation for past or future service or performance and, therefore, no payment will be required for any shares awarded under a stock bonus. Unless otherwise determined by our compensation committee at the time of award, vesting will cease on the date the holder no longer provides services to us and unvested shares will be forfeited to us.
Change in Control. If we are party to a merger or consolidation, sale of all or substantially all our assets or similar change-in-control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. In the alternative, outstanding awards may be cancelled in connection with a cash payment. Outstanding awards that are not assumed, substituted or cashed out will accelerate in full and expire upon the closing of the transaction. Awards held by non-employee directors will immediately vest as to all or any portion of the shares subject to the award and will become exercisable at such times and on such conditions as our compensation committee determines.
Amendment; Termination. The 2015 Plan will terminate 10 years from the date our Board approved it, unless it is terminated earlier by our Board. Our Board may amend, suspend or terminate the 2015 Plan at any time, subject to compliance with applicable law.
2015 Employee Stock Purchase Plan
Plan Approval. Our Board and stockholders adopted the ESPP in June 2015. However, as of December 31, 2017, the ESPP had not been implemented, and it is not expected to be implemented during 2018.
Qualified Plan. We have adopted the ESPP in order to enable eligible employees to purchase shares of our Class A Common Stock at a discount. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code.
    Authorized Shares. We originally reserved an aggregate of 500,000 shares of our Class A Common Stock for issuance under the ESPP. The number of shares reserved for issuance increases automatically on January 1 of each calendar year beginning in 2016 and continuing through 2025 by the lesser of (i) the number of shares of our Class A Common Stock issued or transferred pursuant to rights granted under the ESPP during the preceding calendar year, or (ii) the number of shares of our Class A Common Stock determined by our Board. Because the ESPP has not been implemented and no shares of our Class A Common Stock have been issued pursuant to the ESPP, no additional shares have been reserved for issuance under the ESPP. The number of shares of our Class A Common Stock is subject to adjustment in the event of a recapitalization, stock split, reclassification, stock dividend or other change in our capitalization. The aggregate number of shares of our Class A Common Stock issued over the term of the ESPP will not exceed 1,250,000 shares of our Class A Common Stock.
    Plan Administration. The ESPP will be administered by our compensation committee, all of the members of which are independent directors under the applicable NASDAQ listing standards, or by our Board acting in place of our compensation committee. Our compensation committee will have the authority to construe and interpret the ESPP, establish offering periods, determine eligible participants, and make all other determinations necessary or advisable for the administration of the ESPP.
Eligible Participants. Our employees generally are eligible to participate in the ESPP. Our compensation committee may, in its discretion, elect to exclude employees who work fewer than 20 hours per week or five months in a calendar year. Employees who are 5% or more stockholders, or would become 5% stockholders as a result of their participation in the ESPP, are ineligible to participate. We may impose additional restrictions on eligibility in compliance with applicable law.
Payroll Deductions. Under the ESPP, eligible employees will be able to acquire shares of our Class A Common Stock by accumulating funds through payroll deductions. Eligible employees will be able to select a rate of payroll deduction between 1% and 20% of their eligible cash compensation.
Offering Periods. The ESPP is implemented through a series of offering periods under which our employees who meet the eligibility requirements for participation in that offering period will automatically be granted a nontransferable option to purchase shares of our Class A Common Stock in that offering period using their accumulated payroll deductions. Once an employee is enrolled, participation will be automatic in subsequent offering periods. We have not yet determined when the first offering period will begin, but it is anticipated that each offering period will run for approximately six months, commencing each June 1st and December 1st, with purchases occurring on the last day of each offering period. Our compensation committee has the discretion to change the commencement date of each offering period. In no event may an offering period exceed 27 months. An employee’s participation automatically ends upon termination of employment for any reason.
Limitation on Purchase. No participant will have the right to purchase shares of our Class A Common Stock in an amount that, when aggregated with the shares subject to purchase rights under all our employee stock purchase plans that are also in effect in the same calendar year, have a fair market value of more than $25,000, determined as of the first day of the applicable offering period.
Purchase Price. The purchase price for shares of our Class A Common Stock purchased under the ESPP will be 85% of the lesser of the fair market value of our Class A Common Stock on (i) the first trading day of the applicable offering period and (ii) the last trading day of the applicable offering period.
Change in Control. If we experience a change-in-control transaction or any unusual or nonrecurring transaction or event, our compensation committee has the discretion to provide for the termination of any offering period that commenced prior to the closing of the transaction or event, replace outstanding purchase rights with other rights or property, make adjustments in the number and type of shares subject to outstanding purchase rights, shorten an offering period and provide for the early exercise of purchase rights, or terminate all outstanding purchase rights without being exercised.
Amendment; Termination. The ESPP will terminate 10 years from the date our Board approved it, unless it is terminated earlier by our Board. Our Board may amend, suspend or terminate the ESPP at any time, subject to compliance with applicable law.
2007 Stock Incentive Plan
Plan Approval. The 2007 Plan was approved by our Board and stockholders in February 2007. The 2007 Plan expired by its owns terms in February 2017.
Authorized Shares. Our Board has determined not to make any further awards under the 2007 Plan following the completion of our IPO in June 2015. The 2007 Plan will continue to govern outstanding awards granted under the 2007 Plan. As of December 31, 2017, options to purchase an aggregate of 677,417 shares of our Class B Common Stock remained outstanding under the 2007 Plan.
Plan Administration. Our Board or a committee of our Board has the authority to manage and control the administration of the 2007 Plan. In particular, the administrator had the authority to determine the persons to whom awards are granted and the number of shares of our Class B Common Stock underlying each award. In addition, the administrator has the authority to accelerate the exercisability or vesting of any award, and to determine the specific terms and conditions of each award.
Stock Options. The 2007 Plan permitted us to grant options to purchase shares of our Class B Common Stock that were intended to qualify as incentive stock options under Section 422 of the Code, as well as options that did not so qualify, which are referred to as non-qualified stock options. The term of each stock option was fixed by the administrator and could not exceed 10 years from the date of grant. The 2007 Plan provided for the issuance of incentive stock options or non-qualified stock options to employees, officers, directors, consultants and other service providers. The exercise price of each stock option granted pursuant to the 2007 Plan was determined by the administrator, and could not be less than 100% of the fair market value of the underlying common stock on the date of grant. If, on the date of grant, the person to whom an incentive stock option was granted owned or was deemed to own stock representing more than 10% of the combined voting power of our outstanding capital stock, then the stock option could not have a term in excess of five years and required an exercise price of at least 110% of the fair market value of the underlying common stock.
Exercise of Stock Options. The administrator determined the methods of payment of the exercise price of a stock option, which could include cash, shares or certain other property or consideration acceptable to the administrator. After the termination of service of an employee, officer, director, consultant or other service provider, the participant may exercise his or her stock option, to the extent vested as of the date of termination, within three months after termination or such shorter or longer period of time as stated in his or her stock option agreement, no less than 30 days or more than five years, to the extent required by applicable law. Except as provided by the administrator and as permissible under applicable law, the 2007 Plan did not permit the transferability of stock options and only the recipient of the stock option may exercise a stock option during his or her lifetime.
Restricted Stock. The 2007 Plan also permitted us to grant restricted stock awards. Restricted stock awards could have been issued to employees, officers, directors, consultants and other service providers. The purchase price for the shares of restricted stock was determined by our Board, and could not be less than 85% of the fair market value of the underlying common stock on the date of grant. If, on the date of grant, the person to whom a restricted stock award was granted owned or was deemed to own stock representing more than 10% of the combined voting power of our outstanding capital stock, then the purchase price for the shares of restricted stock had to be at least 100% of the fair market value of the underlying common stock.
Change in Control. With respect to stock options and restricted stock awards previously granted under the 2007 Plan, our Board has the authority to provide that, in the event of a “change in control,” as defined in the 2007 Plan, vesting of stock options and restricted stock will accelerate automatically, effective as of immediately prior to the change in control. Our Board has the discretion to provide other terms and conditions that relate to the vesting of the stock options and restricted stock awards upon a change in control, or for the assumption of stock options or restricted stock awards in the event of a change in control. Outstanding stock options terminate upon a change in control except to the extent they are assumed upon a change in control.
Amendment; Termination. Our Board has the power to amend, suspend or terminate the 2007 Plan at any time, subject to compliance with applicable law. No stock options or restricted stock awards could be granted under the 2007 Plan after the date that is 10 years from the date the 2007 Plan was approved by our Board. Our Board may also amend, modify or terminate any outstanding stock option or restricted stock award, provided that no amendment to a stock option or restricted stock award may substantially affect or impair the rights of a participant previously granted without his or her written consent. As noted above, the 2007 Plan expired by its owns terms in February 2017. All outstanding stock options and restricted stock awards will continue to be governed by their existing terms.
Summary of Stock Incentive Plans
The following table sets forth information regarding our Stock Incentive Plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and RSUs		Weighted-average Exercise Price of Outstanding Options(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(2)	2,290,492	(3)	$10.81	2,149,611	(4)
Equity compensation plans not approved by stockholders	—		—	—
Total	2,290,492		$10.81	2,149,611

(1)
The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options to purchase shares of our common stock. It does not reflect the shares of our common stock that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(2)	These plans consist of the 2007 Plan, the 2015 Plan and the ESPP.

(3)
The number of shares includes 677,417 shares of Class B Common Stock subject to outstanding awards granted under the 2007 Plan, all of which were outstanding options, and 1,613,075 shares of Class A Common Stock subject to outstanding awards granted under the 2015 Plan, of which 1,014,779 were outstanding options and 598,296 were subject to outstanding RSUs.

(4)
This number of shares includes 1,649,611 shares of Class A Common Stock available for issuance under the 2015 Plan and 500,000 shares available for issuance under the ESPP. The number of shares available for issuance under the 2015 Plan increases automatically on January 1st of each year during the term of the 2015 Plan by an amount equal to the number of shares granted under the 2015 Plan during the preceding year or such lesser number that is approved by our Board. Accordingly, effective as of January 1, 2017, the aggregate number of shares available for issuance under the 2015 Plan was 2,000,000 shares. In addition, the number of shares available for issuance under the ESPP increases automatically on January 1st of each year during the term of the ESPP by an amount equal to the number of shares issued or transferred pursuant to rights granted under the ESPP during the preceding year or such lesser number that is approved by our Board. No shares have been issued or transferred pursuant to rights granted under the ESPP.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the information included under the heading "Executive Compensation" above, including the related compensation tables and footnotes. Based on such review and discussion, the compensation committee has recommended to the Board of Directors that the "Executive Compensation" disclosure, including the related compensation tables and footnotes, be included in this Proxy Statement.
Respectfully submitted by the members of the compensation committee of the Board of Directors:
William Rauth (Chairperson)
Janet Kerr
Andreas von Blottnitz

In accordance with SEC rules and regulations, this Compensation Committee Report will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, or under the Securities Exchange Act of 1934, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock as of February 28, 2018 for:

▪	each of our named executive officers;

▪	each of our directors;

▪	all of our executive officers and directors as a group; and

▪	each stockholder known by us to be the beneficial owner of more than 5% of outstanding shares of Class A Common Stock or Class B Common Stock.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us and information filed with the SEC, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A Common Stock or Class B Common Stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 15,051,039 shares of Class A Common Stock and 19,055,667 shares of Class B Common Stock outstanding at February 28, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of February 28, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California, 93117.

	Shares Beneficially Owned
	Class A		Class B		% of Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Ashe Capital Management, LP(2)	1,189,171	7.9%	—	*	*
Maurice Duca(3)(4)	552,072	3.7%	7,842,779	41.2%	38.4%
Entities affiliated with IGSB(4)	13,072	*	4,848,902	25.4%	23.6%
Entities affiliated with Oberndorf Enterprises LLC(5)	1,122,718	7.5%	—	*	*
The Vanguard Group(6)	797,490	5.3%	—	*	*
Directors and Named Executive Officers:
Timothy Bliss(4)(7)	13,072	*	6,175,353	32.4%	30.0%
Ida Kane(8)	248,333	1.6%	162,501	*	*
Janet Kerr(9)	17,189	*	—	*	*
James Peters(10)	22,765	*	—	*	*
Jason Randall(11)	198,666	1.3%	87,083	*	*
William Rauth(4)(12)	33,072	*	5,322,906	27.9%	25.9%
Klaus Schauser(13)	—	*	4,694,585	24.6%	22.8%
Andreas von Blottnitz(14)	18,765	*	491,950	2.6%	2.4%
Jonathan Walker(15)	49,666	*	1,624,650	8.5%	7.9%
All executive officers and directors as a group(16)	601,528	4.0%	13,710,126	71.9%	66.7%

*	Represents beneficial ownership of less than one percent.

(1)
Percentage of total voting power represents voting power with respect to all shares of Class A Common Stock and Class B Common Stock, as a single class. The holders of Class B Common Stock are entitled to ten votes per share, and holders of our Class A Common Stock are entitled to one vote per share. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one share of Class A Common Stock.

(2)
The 1,189,171 Class A Common Stock are held in funds under the management and control of Ashe Capital Management L.P. Ashe Capital Management L.P. has sole share voting and dispositive power over the shares and therefore the Class A Common Stock may be deemed to be beneficially owned by Ashe Capital Management L.P. The address for Ashe Capital Management L.P. is 530 Sylvan Ave., Suite 101, Englewood Cliffs, NJ 07632.

(3)
The 7,842,779 Class B Common Stock consist of (i) the 3,855,275 and 993,627 Class B Common Stock owned, respectively, by IGSB IVP III, or IVP III, and IGSB Internal Venture Fund III, or Venture Fund III, with respect to which, as indicated in footnote (4) below, Mr. Duca disclaims beneficial ownership; (ii) 2,984,196 Class B Common Stock with respect to which Mr. Duca possesses sole voting and investment power; and (iii) a total of 9,681 Class B Common Stock with respect to which Mr. Duca may be deemed to share (but as to which Mr. Duca disclaims) beneficial ownership. The address for Mr. Duca is P.O. Box 5609, Santa Barbara, CA 93150.

(4)
Consists of (i) 3,868,347 Class B Common Stock held by IVP III, and (ii) 993,627 Class B Common Stock held by Venture Fund III, each of which is convertible at any time into one Class A Common Stock at the option of the holder thereof. IGSB is the sole manager of IVP III and Venture Fund III. Messrs. Timothy K. Bliss, Maurice J. Duca and William R. Rauth are the managing members of IGSB and, in those capacities, may be deemed to share voting and dispositive power over, and, therefore, may be deemed to share beneficial ownership of the 3,868,347 and 993,627 Class B Common Stock owned, respectively, by IVP III and Venture Fund III. However, decisions regarding the voting, disposition and conversion of the Class B Common Stock that are owned by IVP III and Venture Fund III require the unanimous approval of Messrs. Bliss, Duca and Rauth. As a result, each of them disclaims beneficial ownership of those Class B Common Stock. The address for each of the entities affiliated with IGSB is P.O. Box 5609, Santa Barbara, CA 93150.

(5)
Consists of (i) 286,171 Class A Common Stock held by William Oberndorf, (ii) 631,086 Class A Common Stock held by Oberndorf Investments LLC, (iii) 185,269 Class A Common Stock held by the Bill & Susan Oberndorf Foundation, (iv) 10,700 Class A Common Stock held by Peter C. Oberndorf Irrevocable Trust dated 6/30/89, (v) 850 Class A Common Stock held by Peter Oberndorf, (vi) 8,612 Class A Common Stock held by the William E. Oberndorf Irrevocable Trust, dated 6/30/89, and (vii) 30 Class A Common Stock held by Caroline G. Oberndorf. Of these shares, 631,086 Class A Common Stock may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as the sole controlling person of Oberndorf Investments LLC; 185,269 Class A Common Stock may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as a controlling person of the Bill & Susan Oberndorf Foundation; 10,700 Class A Common Stock may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as trustee for the Peter Oberndorf Irrevocable Trust, dated 6/30/89; 8,612 Class A Common Stock may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as trustee for the William E. Oberndorf Irrevocable Trust, dated 6/30/89; and 30 Class A common shares may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as an authorized signatory for the account of Caroline G. Oberndorf. The address for the entities affiliated with Oberndorf Enterprises LLC is 615 Front Street, San Francisco, CA, 94111.

(6)
The 797,490 Class A Common Stock consist of i) 779,534 shares over which The Vanguard Group possesses sole voting and investment power and ii) 17,956 shares over which The Vanguard Group possesses sole voting power and shared dispositive power. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
The 6,175,353 Class B Common Stock consist of (i) the 3,855,275 and 993,627 Class B Common Stock owned, respectively, by IVP III and Venture Fund III, with respect to which, as indicated in footnote (4) above, Mr. Bliss may be deemed to share, but with respect to which he disclaims, beneficial ownership; and (ii) 1,326,451 Class B Common Stock over which Mr. Bliss possesses sole voting and investment power. The address for Mr. Bliss is P.O. Box 5609, Santa Barbara, CA 93150.

(8)
Includes (i) 5,208 Class B Common Stock that may be repurchased by us at the original purchase price as of 60 days following February 28, 2018; and (ii) 248,333 Class A and 100,565 Class B Common Stock underlying options granted to Ms. Kane that will be vested and/or exercisable within 60 days of February 28, 2018.

(9)	Class A Common Common Stock granted pursuant to our director compensation policy. 3,003 shares are subject to repurchase by until June 27, 2018.

(10)	Includes 18,765 shares of Class A Common Stock that were granted pursuant to our director compensation policy, of which 3,003 shares are subject to repurchase until June 27, 2018.

(11)	Includes 198,666 Class A Common Stock and 39,583 Class B Common Stock underlying options granted to Mr. Randall that will be vested and exercisable within 60 days of February 28, 2018.

(12)
The 5,322,906 Class B Common Stock consist of (i) the 3,855,275 and 993,627 Class B Common Stock owned, respectively, by IVP III and Venture Fund III, with respect to which, as indicated in footnote (4) above, Mr. Rauth may be deemed to share, but with respect to which he disclaims beneficial ownership, and (ii) 474,004 Class B Common Stock over which Mr. Rauth possesses sole voting and investment power.

(13)	Consists of Class B Common Stock held by the 1206 Family Trust dated December 13, 2002, of which Mr. Schauser and his spouse serve as co-trustees.

(14)
Consists of (i) 491,950 Class B Common Stock and (ii) 18,765 Class A Common Stock. The Class B Common Stock are held by Oceanlink Investments Limited, which is managed by a Board of Directors that currently possesses voting and dispositive power with respect to these shares. Oceanlink Trust, of which Mr. von Blottnitz is a trustee and beneficiary, holds all of the equity interests of Oceanlink Investments Limited. Mr. von Blottnitz possesses shared power to revoke Oceanlink Trust. Mr. von Blottnitz also holds 18,765 Class A Common Stock that were granted pursuant to our director compensation policy, of which 3,003 are subject to repurchase until June 27, 2018. The address for Oceanlink Investments Limited is P.O. Box 621, Le Gallais Chambers, 54 Bath Street, St. Helier, Jersey, Channel Islands JE48YD.

(15)
Consists of (i) 1,554,025 Class B Common Stock held directly by Mr. Walker, (ii) 20,625 Class B Common Stock held by PENSCO Trust Company FBO Jonathan Walker and (iii) 49,666 Class A Common Stock and 50,000 Class B Common Stock underlying options granted to Mr. Walker that will be vested and exercisable within 60 days of February 28, 2018.

(16)
Includes 14,217 shares that may be repurchased by us at the original purchase price as of 60 days following February 28, 2018. Includes 686,813 shares that will be vested and exercisable within 60 days of February 28, 2018.

RELATED PARTY TRANSACTIONS
Certain Relationships and Transactions
Other than the transactions discussed below, and the various compensation arrangements described in the section of this Proxy Statement entitled “Executive Compensation,” since January 1, 2017, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of Class A Common Stock or Class B Common Stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.
Amended and Restated Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement that provides, among other things, certain stockholders, including certain of our executive officers, directors and principal stockholders, with demand registration rights, piggyback registration rights, and Form S-3 registration rights. All registration rights will terminate on the earlier of (i) the date that is five years after our IPO, or (ii) as to any stockholder, the first date after our IPO on which such stockholder is able to dispose of all of its registrable securities without restriction under Rule 144.

Limitation of Liability and Indemnification of Directors and Officers
Our Governing Documents, which became effective upon the completion of our IPO, provides that we will indemnify our directors and executive officers to the fullest extent permitted by law. In addition, as permitted by the laws of the State of Delaware, we have entered into indemnification agreements with each of our directors and executive officers. Under the terms of our indemnification agreements, we are required to indemnify each of our directors and executive officers, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. We must indemnify our directors and executive officers against any and all (i) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (ii) damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), excise taxes, and amounts paid or payable in settlement and all other charges paid or payable in connection with, in the case of either (i) or (ii), any threatened, pending or completed action, suit, proceeding, alternate dispute resolution mechanism, investigation or inquiry related to the fact that (a) such person is or was a director, officer, employee or agent of ours, or (b) such person is or was serving at our request as a director, officer, employee, member, manager, partner, trustee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification agreements also require us, if so requested, to advance within twenty (20) days of such request any and all costs and expenses that such director or executive officer incurs, provided that such person agrees to return any such advance if it is ultimately determined that such person is not entitled to be indemnified for such costs and expenses. Our Governing Documents also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the State of Delaware.
We are not required to provide indemnification under our indemnification agreements for certain matters, including: (i) indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the director or executive officer, (ii) indemnification that is finally determined, under the procedures and subject to the presumptions set forth in the indemnification agreements, to be unlawful, (iii) indemnification related to disgorgement of profits made from the purchase or sale of our securities under Section 16(b) of the Exchange Act, or similar provisions of state statutory or common law, or (iv) indemnification for reimbursement to us of any bonus or other incentive-based or equity-based compensation previously received by the director or executive officer or payment of any profits realized by the director or executive officer from the purchase or sale of our securities, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act) in connection with an accounting restatement or the payment to us of profits arising from the purchase or sale by the director or executive officer of our securities in violation of Section 306 of the Sarbanes-Oxley Act, our Governing Documents or otherwise, except with respect to any excess amount beyond the amount so received by the director or officer. The indemnification agreements require us, to the extent that we maintain an insurance policy or policies providing liability insurance for our directors or executive officers, to cover such person by such policy or policies to the maximum extent available.
We have obtained insurance policies under which, subject to the limitations of the polices, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationship with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board.
Employment of Immediate Family Member of Senior Executive

We have employed in our research and development organization an immediate family member of an executive officer since approximately May 2013. Their base salary, which is approximately $130,000, along with their stock-based and other compensation, is commensurate with other similarly situated employees with similar skills and experience.

Policies and Procedures for Approval of Related Party Transactions
We have adopted a related party transaction policy. Pursuant to this policy, the Chairperson of our audit committee is charged with primary responsibility for determining whether, based on the particular facts and circumstances, a related person (as defined in the policy) has a direct or indirect material interest in a proposed or existing transaction involving us. Any director, officer or other employee who becomes aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest is required to disclose the matter promptly to the Chairperson of our audit committee. To assist the Chairperson of our audit committee in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, the Chairperson of our audit committee determines that the related person would have a direct or indirect material interest in the transaction, he or she must present the transaction to our audit committee for review. Our audit committee must then either approve or reject the transaction in accordance with the terms of the policy and may only approve of the transaction if the audit committee determines that, based on all of the information presented, the related party transaction is not inconsistent with the best interests of AppFolio as a whole.

ADDITIONAL INFORMATION
Section 16 Beneficial Ownership Reporting Compliance
Section 16 of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Class A Common Stock or Class B Common Stock, which we collectively refer to as our reporting persons, to report to the SEC on a timely basis their initiation status as a reporting person and any changes in their respective beneficial ownership of our registered equity securities.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our reporting persons, we believe that during 2017, all of our reporting persons complied with all applicable SEC filing requirements under Section 16 of the Exchange Act.
Procedures for Submitting Stockholder Proposals
Requirements for Stockholder Proposals to be Brought Before Future Annual Meetings
Our Governing Documents provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must provide us with written notice not later than the close of business 45 days, nor earlier than the close of business 75 days, prior to the first anniversary of the date that our proxy materials relating to the preceding year’s annual meeting of stockholders (or a notice of availability of proxy materials, if earlier) were first mailed. As a result, stockholder proposals must be received by us no earlier than January 17, 2019, and no later than February 16, 2019, in order to be considered at our 2019 annual meeting of stockholders. In the event the date of our 2019 annual meeting is more than 30 days before or more than 60 days after the anniversary date of our 2018 annual meeting, notice must be delivered not earlier than the close of business on the 120th day prior to such date of our 2019 annual meeting and not later than the close of business on the later of (i) the 90th day prior to such date of our 2019 annual meeting or (ii) the 10th day following the day on which public announcement of the date of our 2019 annual meeting is first made. Such notice must be provided to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Financial Officer. Our Governing Documents specify certain additional requirements regarding the form and content of such notice.
Requirements for Stockholder Proposals to be Considered for Inclusion in Our Future Proxy Materials
In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our future proxy materials must comply with Rule 14a-8 under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2019 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 3, 2018. Such proposals must be provided to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Financial Officer.
Other Business
Our Board does not presently know of any other business, other than that described in this Proxy Statement, that will be presented for consideration by our stockholders at the Annual Meeting. However, if any other business is properly brought before the Annual Meeting, or at any adjournment or postponement thereof, it is intended that the shares of our Class A Common Stock and Class B Common Stock represented by proxies will be voted in respect thereof in accordance with the judgment of the persons named as proxies.
Annual Report
A COPY OF OUR 2017 ANNUAL REPORT, AS WELL AS THIS PROXY STATEMENT, HAS BEEN POSTED ON THE INTERNET, EACH OF WHICH IS ACCESSIBLE BY FOLLOWING THE INSTRUCTIONS IN THIS PROXY STATEMENT AND THE NOTICE. WE WILL PROVIDE, WITHOUT CHARGE, UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER ON THE RECORD DATE (INCLUDING BENEFICIAL OWNERS HOLDING SHARES IN "STREET NAME"), A COPY OF OUR 2017 ANNUAL REPORT. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO APPFOLIO, INC., 50 CASTILIAN DRIVE, SANTA BARBARA, CALIFORNIA 93117, ATTN: CHIEF FINANCIAL OFFICER, OR BY EMAIL TO cfo@appfolio.com.

APPFOLIO, INC.
50 CASTILIAN DRIVE
SANTA BARBARA, CA 93117

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/17/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing Proxy Materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access Proxy Materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/17/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the following director nominees:

1. Election of Class III Directors

Nominees

	For	Against	Abstain
1a. Timothy Bliss	☐	☐	☐
1b. Jason Randall	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and at any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000361301_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report on Form 10-K, the Notice of the Annual Meeting, and the Proxy Statement are available at www.proxyvote.com.

APPFOLIO, INC.
Annual Meeting of Stockholders
May 18, 2018, 8:00 AM Pacific Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jason Randall and Ida Kane, or either of them individually, as proxies, each with the full legal power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of AppFolio, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Pacific Daylight Time on May 18, 2018 at our principal offices, located at 50 Castilian Drive, Santa Barbara, CA 93117, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000361301_2 R1.0.1.17